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                                                                     Exhibit 3.4


                            CERTIFICATE OF AMENDMENT

                       OF THE CERTIFICATE OF INCORPORATION

                     OF DIVERSIFIED SECURITY SOLUTIONS, INC.

            Under Section 242 of the Delaware General Corporation Law

     Diversified Security Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certifies as follows:

     1. The name of the Corporation is Diversified Security Solutions, Inc. (the "Corporation").

     2. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on November 18, 1999.

     3. Article FOURTH of the Certificate of Incorporation of the Corporation, is hereby amended to read as follows:

               "FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is twelve million (12,000,000) shares, of which two million (2,000,000) shares having a par value of $.01 per share are to be classified as Preferred Stock and ten million ($10,000,000) shares having a par value of $.01 per share are to be classified as Common Stock."

          Each four (4) shares of the Corporation's Common Stock, par value $.01 per share, issued and outstanding as of the close of business on August 30, 2001 (the "Record Date") shall be converted and reclassified into three (3) share of the Corporation's Common Stock, par value $.01 per share.

     4. The foregoing amendment of the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of
          Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.


August 28, 2001                                    /s/ Irvin F. Witcosky
                                            ------------------------------------
                                                     Irvin F. Witcosky
                                            Executive Vice President & Secretary